EXHIBIT 5.1

[Ropes & Gray LLP Letterhead]

July 11, 2007

US Oncology Holdings, Inc.

16825 Northchase Drive, Suite 1300

Houston, Texas 77060

          Re:       Registration Statement on Form S-4

Ladies and Gentlemen:

     We have acted as counsel to US Oncology Holdings, Inc., a Delaware corporation (the “Issuer”), in connection with the Registration Statement on Form S-4 filed by the Issuer with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement includes a prospectus (the “Prospectus”) which provides for the issuance by the Issuer in an exchange offer (the “Exchange Offer”) of $425,000,000 aggregate principal amount of Senior Unsecured Floating Rate Toggle Notes due 2012 (the “Exchange Notes”). The Exchange Notes will be offered by the Issuer in exchange for a like principal amount of the Issuer’s outstanding Senior Unsecured Floating Rate Toggle Notes due 2012 (the “Original Notes”). The Exchange Notes are to be issued pursuant to an Indenture, dated as of March 13, 2007 (as amended, supplemented or modified through the date hereof, the “Indenture”), among the Issuer, the Guarantors and LaSalle Bank National Association, as trustee (the “Trustee”).

     In connection with this opinion, we have examined the Registration Statement and the Indenture, which has been filed with the Commission as an exhibit to the Registration Statement. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of documents and records and have made investigation of fact and examination of law as we have deemed appropriate in order to enable us to render the opinions set forth herein. In conducting our investigation, we have relied, without independent verification, on the accuracy of certificates of public officials, officers and representatives of the Issuer and other appropriate persons.

     In rendering the opinion set forth below, we have assumed that the Indenture is the valid and binding obligation of the Trustee.

     The opinion expressed herein is limited to matters governed by the laws of the State of New York, the General Corporation Law of the State of Delaware and the federal laws of the United States of America.

     Based upon the foregoing and subject to the additional qualifications set forth below, we are of the opinion that when the Exchange Notes have been duly executed, authenticated and issued in accordance with the provisions of the Indenture and have been delivered against receipt of the Original Notes surrendered in exchange therefor upon completion of the Exchange Offer, the Exchange Notes will constitute valid and binding obligations of the Issuer, enforceable against the Issuer in accordance with their terms.

     Our opinion is subject to (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other laws of general application affecting the rights and remedies of creditors and secured parties and (ii) general principles of equity.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the use of our name under the caption “Legal Matters” in the Prospectus. By giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Ropes & Gray LLP